NEWS RELEASE
Five Below, Inc. Announces First Quarter Fiscal 2021 Financial Results
Net Sales increased 64% to $598 million and EPS increased 91% to $0.88 versus Q1 2019
Operating Profit grew over 2.5 times versus Q1 2019
PHILADELPHIA, PA – (June 3, 2021) – Five Below, Inc. (NASDAQ: FIVE) today announced financial results for the first quarter ended May 1, 2021. Given the lack of comparability to the first quarter of 2020, when the Company temporarily closed all of its stores due to COVID-19, results are also compared to the first quarter of 2019.

For the first quarter ended May 1, 2021:
•Net sales increased by 197.6% to $597.8 million from $200.9 million in the first quarter of fiscal 2020 and by 63.9% from $364.8 million in the first quarter of fiscal 2019; comparable sales increased by 162.0% versus the first quarter of fiscal 2020. For the comparable subset of stores that were open in both the first quarter of fiscal 2019 and the first quarter of fiscal 2021, sales increased 23%.
•The Company opened 67 net new stores and ended the quarter with 1,087 stores in 39 states. This represents an increase in stores of 18.2% from the end of the first quarter of fiscal 2020.
•Operating income was $63.7 million compared to an operating loss of $72.2 million in the first quarter of fiscal 2020. Operating income increased over 2.5 times from $24.5 million in the first quarter of fiscal 2019.
•The effective tax rate was 20.9% compared to 29.8% in the first quarter of fiscal 2020 and 1.9% in the first quarter of fiscal 2019.
•Net income was $49.6 million compared to a net loss of $50.6 million in the first quarter of fiscal 2020. Net income increased by 93.3% from $25.7 million in the first quarter of fiscal 2019.
•Diluted income per common share was $0.88 compared to a diluted loss per common share of $0.91 in the first quarter of fiscal 2020 and a diluted income per common share of $0.46 in the first quarter of fiscal 2019. The benefit from share-based accounting was approximately $0.04 in the first quarter of fiscal 2021, approximately $0.02 in the first quarter of fiscal 2020, and approximately $0.11 in the first quarter of fiscal 2019.

Joel Anderson, President and CEO of Five Below, stated, “Our first quarter results kicked off a great start to fiscal 2021, surpassing our expectations. Our teams did an outstanding job executing in an environment of elevated consumer demand. We saw broad-based strength across our worlds, as we offered customers the extreme value, trend-right products in an amazing shopping experience they expect from Five Below. We continued to invest in our growth, opening a record 68 new stores across various states, including Utah, our 39th state. Six of these new stores finished in the top 25 of all Spring grand openings.”

Mr. Anderson continued, “We are excited to continue growing and innovating across our key strategic initiatives of product, experience and supply chain. We are on track to open 170 to 180 new stores this year and offer our unique Five Below experience to more new customers. With the inherent flexibility of our eight worlds, unique merchandising approach and focus on innovation, we believe we remain in a position of strength to continue growing Five Below and driving sustainable, long-term value for all stakeholders.”

Second Quarter and Fiscal 2021 Outlook:
The Company expects the following results for the second quarter of fiscal 2021. Given the uncertainty related to COVID-19 and potential future shifts in consumer spending, the Company will not be providing sales or earnings guidance for the full year of fiscal 2021.

For the second quarter of fiscal 2021:
•Net sales are expected to be in the range of $640 million to $660 million based on opening approximately 30 new stores.
•Net income is expected to be in the range of $56.9 million to $63.7 million.
•Diluted income per common share is expected to be in the range of $1.01 to $1.13 on approximately 56.4 million diluted weighted average shares outstanding.

Conference Call Information:
A conference call to discuss the financial results for the first quarter of fiscal 2021 is scheduled for today, June 3, 2021, at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 412-902-6753 approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.fivebelow.com in the investor relations section of the website.

A taped replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online and by dialing 412-317-0088. The pin number to access the telephone replay is 10155999. The replay will be available for approximately two weeks after the call.

Forward-Looking Statements:
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect management's current views and estimates regarding the Company's industry, business strategy, goals and expectations concerning its market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. Investors can identify these statements by the fact that they use words such as "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future" and similar terms and phrases. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks and uncertainties associated with the COVID-19 pandemic (including additional governmental restrictions and requirements, additional store closures and effects on customer demand or on our supply chain, our ability to keep our distribution centers and e-commerce fulfillment centers operational, our ability to effectively operate and remain open in some or all of our stores, and to open new stores and remodels), risks related to the Company's strategy and expansion plans, risks related to the inability to successfully implement our online retail operations, including cyber security risks, risks related to our ability to select, obtain, distribute and market merchandise profitably, risks related to our reliance on merchandise manufactured outside of the United States, the availability of suitable new store locations and the dependence on the volume of traffic to our stores, risks related to changes in consumer preferences and economic conditions, risks related to increased operating costs, including wage rates, risks related to extreme weather, pandemic outbreaks (in addition to COVID-19), global political events, war, terrorism or civil unrest (including any resulting store closures, damage, or loss of inventory), risks related to leasing, owning or building distribution centers, risks related to our ability to successfully manage inventory balance and inventory shrinkage, quality or safety concerns about the Company's merchandise, increased competition from other retailers including online retailers, risks related to the seasonality of our business, risks related to our ability to protect our brand name and other intellectual property, risks related to customers' payment methods, risks related to domestic and foreign trade restrictions including duties and tariffs affecting our domestic and foreign suppliers and increasing our costs, including, among others, the direct and indirect impact of recent and potential tariffs imposed and proposed by the United States on foreign imports, risks associated with the restrictions imposed by our indebtedness on our current and future operations, the impact of changes in tax legislation and accounting standards and risks associated with leasing substantial amounts of space. For further details and a discussion of these risks and uncertainties, see the Company's periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company's assumptions prove incorrect, the Company's actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About Five Below:
Five Below is a leading high-growth value retailer offering trend-right, high-quality products loved by tweens, teens and beyond. We know life is way better when you're free to "let go & have fun" in an amazing experience filled with unlimited possibilities. With most items priced $1-$5, and some extreme value items priced beyond $5, we make it easy to say YES! to the newest, coolest stuff across 8 awesome Five Below worlds: Style, Room, Sports, Tech, Create, Party, Candy and Now. Founded in 2002 and headquartered in Philadelphia, Pennsylvania, Five Below today has over 1,050 stores in 39 states. For more information, please visit www.fivebelow.com!

Investor Contact:
Five Below, Inc.
Christiane Pelz
Vice President, Investor Relations
215-207-2658
Christiane.Pelz@fivebelow.com

FIVE BELOW, INC.
Consolidated Balance Sheets
(Unaudited)
(in thousands)

	May 1, 2021	January 30, 2021	May 2, 2020
Assets
Current assets:
Cash and cash equivalents	$84,170	$268,783	$69,760
Short-term investment securities	299,289	140,928	69,220
Inventories	326,710	281,267	367,516
Prepaid income taxes and tax receivable	2,248	6,350	11,974
Prepaid expenses and other current assets	55,175	58,085	54,560
Total current assets	767,592	755,413	573,030
Property and equipment, net	624,775	565,351	475,646
Operating lease assets	1,023,883	975,862	867,295
Deferred income taxes	—	—	4,391
Long-term investment securities	8,684	—	—
Other assets	18,794	18,144	12,363
	$2,443,728	$2,314,770	$1,932,725

Liabilities and Shareholders’ Equity
Current liabilities:
Line of credit	$—	$—	$—
Accounts payable	169,392	138,622	137,480
Income taxes payable	7,831	2,025	9,050
Accrued salaries and wages	26,942	43,445	5,212
Other accrued expenses	114,252	108,504	85,377
Operating lease liabilities	147,176	143,074	126,668
Total current liabilities	465,593	435,670	363,787
Other long-term liabilities	1,048	1,048	1,678
Long-term operating lease liabilities	1,014,768	967,255	877,495
Deferred income taxes	31,677	28,911	—
Total liabilities	1,513,086	1,432,884	1,242,960
Shareholders’ equity:
Common stock	560	559	558
Additional paid-in capital	320,234	321,075	302,898
Retained earnings	609,848	560,252	386,309
Total shareholders’ equity	930,642	881,886	689,765
	$2,443,728	$2,314,770	$1,932,725

FIVE BELOW, INC.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share data)

	Thirteen Weeks Ended
	May 1, 2021	May 2, 2020
Net sales	$597,823	$200,899
Cost of goods sold	396,954	180,438
Gross profit	200,869	20,461
Selling, general and administrative expenses	137,182	92,657
Operating income (loss)	63,687	(72,196)
Interest (expense) income and other (expense) income, net	(977)	143
Income (loss) before income taxes	62,710	(72,053)
Income tax expense (benefit)	13,114	(21,471)
Net income (loss)	$49,596	$(50,582)
Basic income (loss) per common share	$0.89	$(0.91)
Diluted income (loss) per common share	$0.88	$(0.91)
Weighted average shares outstanding:
Basic shares	55,970,620	55,723,045
Diluted shares	56,274,491	55,723,045

FIVE BELOW, INC.
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Thirteen Weeks Ended
	May 1, 2021	May 2, 2020
Operating activities:
Net income (loss)	$49,596	$(50,582)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	19,237	16,188
Share-based compensation expense (benefit)	5,797	(3,526)
Deferred income tax expense (benefit)	2,766	(13,107)
Other non-cash expenses	176	225
Changes in operating assets and liabilities:
Inventories	(45,443)	(43,488)
Prepaid income taxes and tax receivable	4,102	(7,911)
Prepaid expenses and other assets	3,333	21,417
Accounts payable	30,863	(342)
Income taxes payable	5,806	(455)
Accrued salaries and wages	(16,503)	(14,661)
Operating leases	3,594	32,242
Other accrued expenses	3,418	(1,253)
Net cash provided by (used in) operating activities	66,742	(65,253)
Investing activities:
Purchases of investment securities and other investments	(232,437)	(43,344)
Sales, maturities, and redemptions of investment securities	64,142	33,353
Capital expenditures	(76,444)	(40,028)
Net cash used in investing activities	(244,739)	(50,019)
Financing activities:
Borrowing on note payable under Revolving Credit Facility	—	50,000
Repayment of note payable under Revolving Credit Facility	—	(50,000)
Cash paid for Revolving Credit Facility financing costs	—	(1,563)
Repurchase and retirement of common stock	—	(12,663)
Proceeds from exercise of options to purchase common stock and vesting of restricted and performance-based restricted stock units	7	67
Common shares withheld for taxes	(6,623)	(3,299)
Net cash used in financing activities	(6,616)	(17,458)
Net decrease in cash and cash equivalents	(184,613)	(132,730)
Cash and cash equivalents at beginning of period	268,783	202,490
Cash and cash equivalents at end of period	$84,170	$69,760